Exhibit 99.1

MRV Divests EDSLan Subsidiary

CHATSWORTH, CA — January 13, 2010 — MRV COMMUNICATIONS, INC. (Pink Sheets: MRVC), today announced that it completed the sale of its 90 percent interest in EDSLan S.p.A., a communication equipment distribution company located in Milan, Italy, to the current management of EDSLan.

“The decision to sell EDSLan was made after a diligent review of our market opportunities, business operations, and overall strategy,” said Noam Lotan, chief executive officer.  “The divestiture is intended to strengthen our balance sheet by adding approximately $11.5 million in cash and eliminating the short-term debt at EDSLan which was approximately $7 million at September 30, 2009.  It will also allow us to sharpen our focus on our core businesses and growth prospects.”

The Share Purchase Agreement governing the terms of the sale, executed on December 24, 2009, provided for the payment of a dividend of two million Euro to MRV, the subsequent sale of MRV’s shares of EDSLan for six million Euro and payment of a portion of fees of Todah S.r.l. an investment bank, and the cancellation of a U.S. $918,000 put option otherwise due by MRV by December 31, 2009.  The buyers also entered into a distribution agreement requiring them to purchase and distribute a minimum of two million Euro of MRV’s products over the next three years.  The transaction closed on January 7, 2010.

EDSLan contributed approximately $44 million in revenue to MRV in the first nine months of fiscal year 2009 and $73 million and $70 million in fiscal years 2008 and 2007, respectively.  As of December 31, 2009, EDSLan had approximately 86 employees.

The Company filed Current Reports on Form 8-K with the Securities and Exchange Commission today and on December 31, 2009 describing the sale transaction and providing pro forma financial information.  The Current Reports are available in the SEC filings section of MRV’s web site at: http://ir.mrv.com/ and on the SEC’s website at www.sec.gov.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (“POTS”), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The Company’s optical components business which provides optical communications components for access and Fiber-to-the-Premises applications operates under the Source Photonics brand. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
Investor Relations	(415) 217-2631
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com